                                                       Exhibit 12.2


                            Boston Edison Company
              Computation of Ratio of Earnings to Fixed Charges
                  and Preferred Stock Dividend Requirements
                       Twelve Months Ended June 30, 1995
                                (in thousands)



Net income from continuing operations               $127,567

Income taxes                                          60,540

Fixed charges                                        128,055
                                                    --------
     Total                                          $316,162
                                                    ========
Interest expense                                    $118,169
Interest component of rentals                          9,886
                                                    --------
     Subtotal                                        128,055
                                                    --------
Preferred stock dividend requirements                 23,933
                                                    --------
     Total                                          $151,988
                                                    ========
Ratio of earnings to fixed charges and preferred
stock dividend requirements                             2.08
                                                        ====
